Filed Pursuant to Rule 433

Dated May 23, 2017

Registration Statement No. 333-205059

Relating to

Preliminary Prospectus Supplement Dated May 23, 2017 to

Prospectus dated June 18, 2015

DDR Corp.

Term sheet dated May 23, 2017

$450,000,000 4.700% Notes due 2027

Issuer:	DDR Corp.

Security:	4.700% Notes due 2027

Size:	$450,000,000 aggregate principal amount

Maturity Date:	June 1, 2027

Interest Payment Dates:	June 1 and December 1, beginning December 1, 2017

Record Dates:	Fifteen calendar days prior to an interest payment date

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Yield and Price:	2.273%; 100-29

Yield to Maturity:	4.723%

Spread to Benchmark Treasury:	T+245 basis points

Coupon (Interest Rate):	4.700% per year

Price to Public:	99.817% of principal amount, plus accrued interest, if any, from May 26, 2017

Trade Date:	May 23, 2017

Settlement Date:	T+3; May 26, 2017

Redemption Provision:	Make whole call based on U.S. Treasury plus 40 basis points (0.40%); provided, that if redeemed on or after March 1, 2027 redeemed at par

CUSIP/ISIN:	23317H AF9 / US23317HAF91

Expected Ratings* (Moody’s/S&P/Fitch):	Baa2/BBB-/BBB- (Negative / Stable / Stable)

Joint Book-Running Managers:	Jefferies LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	FTN Financial Securities Corp.

The Huntington Investment Company

SMBC Nikko Securities America, Inc.

The Williams Capital Group, L.P.

*Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling Jefferies LLC toll-free at 1-877-877-0696, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.